UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PYRAMID BREWERIES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PYRAMID BREWERIES INC.
91 South Royal Brougham Way
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Pyramid Breweries Inc. (the “Company”) will be held at the Pyramid Alehouse at 1201 First Avenue South, Seattle, Washington on Tuesday, May 27, 2008 at 9:00 a.m., for the following purposes:

1.	To elect two Class I members of the Board of Directors for a three-year term.

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

All shareholders are requested to be present at the Annual Meeting either in person or by proxy. Only shareholders of record at the close of business on April 10, 2008 are entitled to notice of and to vote at the meeting. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no additional postage is required, are enclosed. Shareholders who have previously voted by proxy but attend the meeting may change their vote at the meeting.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose as soon as possible. Your cooperation is appreciated since at least one-third of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors,

/s/ Michael R. O’Brien
Michael R. O’Brien
Secretary

April 28, 2008

i

PYRAMID BREWERIES INC.

PROXY STATEMENT
For Annual Meeting of Shareholders
To Be Held May 27, 2008

INFORMATION ABOUT THE MEETING

Solicitation and Meeting Location

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Pyramid Breweries Inc. (the “Company” or “Pyramid”) to be voted at the annual meeting of shareholders to be held at 9:00 a.m. on Tuesday, May 27, 2008, at the Company’s headquarters in Seattle, and at any adjournments or postponements thereof (the “Annual Meeting”). The individuals named as proxies are Michael O’Brien and David Rostov.

The Company’s corporate headquarters are located at 91 South Royal Brougham Way, Seattle, Washington 98134. Directions are included on the last page of this proxy statement. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about April 28, 2008.

In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers, directors and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact.

Purpose of the Meeting

The purpose of the meeting is to:

•	Elect two Class I members of the Board of Directors for a three-year term, and until their successors have been elected and qualified.

•	Ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year 2008.

Voting and Revocation of Proxies

All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, shares represented by proxies will be voted FOR the election of all director nominees and FOR the proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. A shareholder giving a proxy has the power to revoke it at any time before it is voted at the Annual Meeting. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. Proxy cards that are signed and returned without specifying a vote or an abstention on any proposal specified therein will be voted according to the recommendations of the Board of Directors on such proposals.

Record Date

Only shareholders of record at the close of business on April 10, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. On April 10, 2008, there were 9,155,085 shares of common stock, par value $.01 per share issued and outstanding, representing all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

Quorum

The holders of one-third of the common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and withhold votes on the election of directors and negative votes, abstentions and broker non-votes on the other proposal to be voted for purposes of determining the presence of a quorum. Transaction of business may occur at the meeting if a quorum is present.

Voting on Matters Presented

With respect to the election of directors (Proposal No. 1), the nominees receiving the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected. In a plurality election, such as this, a “withhold” vote will have no impact on the outcome of the election because approval by a certain percentage of shares present or outstanding is not required. The proposal relating to the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal No. 2) will be adopted if a majority of votes are cast in favor of the proposal. Abstentions from voting on this matter will have no effect on the outcome because abstentions do not represent votes cast “FOR” or “AGAINST” this proposal.

Voting of Proxies by Shareholders of Record and by Beneficial Owners

A significant percentage of Pyramid’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record.  If your shares are registered directly in your name with Pyramid’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Pyramid. As the shareholder of record, you have the right to grant your voting proxy directly to Pyramid or to vote in person at the Annual Meeting. The Company has enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. If you are a beneficial owner of Pyramid shares and do not provide the shareholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes, as described below. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Broker non-votes are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Therefore, broker non-votes will have no effect on the matter presented at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. However, we expect that there will be no broker non-votes because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors and ratification of the appointment of our independent registered public accounting firm.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

The Company’s Amended and Restated Bylaws provide that the number of directors must fall within a range of three to nine. The Board of Directors currently has seven members. Generally, and in accordance with the Company’s Articles of Incorporation, directors are elected for terms of three years, which terms are staggered such that approximately one-third of the directors are elected each year, and directors serve until their successors have been elected and qualified. In February 2007, the Board increased the size of the Board to seven members and appointed David Rostov to the Board of Directors. Lee Andrews resigned as a director and audit committee member effective immediately following the 2007 Annual Meeting, the vacancy of which was filled with the nomination and election of Jurgen Auerbach at the 2007 Annual Meeting.

In accordance with the above, the Board of Directors has nominated current directors George Hancock and Scott Barnum for re-election as Class I directors, to serve for a three-year term to expire in 2011, and until their successor is elected or until their earlier resignation or removal. The nominees have indicated that they are willing and able to serve as a director. If at the time of the Annual Meeting any nominee becomes unable or unwilling to serve as a director, the persons named as proxies will vote for the remaining nominees and for any other person designated by the Board of Directors as a nominee, or the size of the Board of Directors will be reduced.

The Board of Directors unanimously recommends that you vote
FOR the election of each of the nominees to the Board

BOARD OF DIRECTORS AND NOMINEES

The following table sets forth information regarding the nominees for election and each other director whose term of office will continue after the Annual Meeting.

			Expiration
Name	Current Position with Company(1)	Age(2)	of Term	Class

Nominees for Director
George Hancock	Chairman of the Board	63	2011	I
Scott Barnum	President, Chief Executive Officer and Director	52	2011	I

Continuing Directors
Jurgen Auerbach	Director	37	2009	II
David Rostov	Director	42	2009	II
Scott Svenson	Director	42	2009	II
Kurt Dammeier	Director	49	2010	III
Helen Rockey	Director	52	2010	III

(1)	For a description of certain committees of the Board of Directors and the members of such committees, see “Meetings and Committees of the Board of Directors” below.

(2)	Age as of April 10, 2008.

Background of Nominees and Members of the Board of Directors

Director Nominees

George Hancock (63) — Chairman of the Board

Mr. Hancock has been a director of the Company since 1989. Mr. Hancock served as our Chief Executive Officer from May 1992 until his retirement in December 1999, and as our Chairman of the Board from January 1997 to December 1999, as well as our interim Chief Executive Officer from February 2004 to August 2004 and Chairman of the Board since February 2004. Mr. Hancock previously served as our Chairman of the Board from July 1989 until July 1995. Since June 2005, Mr. Hancock has been President of Electrotechnology, Inc., a marine electrical contracting company. He was President of Penknife Computing, Inc., a computer software company, from 1988 to May 1992. Mr. Hancock was previously employed by the international accounting firm of Coopers & Lybrand, where he was primarily responsible for management consulting projects. Mr. Hancock was also the founder of two startup software companies in England and the United States. He was awarded a Master’s in Business Administration by Cranfield Institute of Technology, England in 1981. He qualified as an accountant in England in 1967.

Scott S. Barnum (52) — Director, President and Chief Executive Officer

Mr. Barnum has been President and Chief Executive Officer of the Company since June 2006. Mr. Barnum previously served as a director from February 1999 until June 2006. Prior to that time, since July 2002, Mr. Barnum served as the President of Cocoa Pete’s Chocolate Adventures, a premium chocolate company founded by the creator of Pete’s Wicked Ale. In February 2001, he co-founded Plan B, a consumer marketing consultancy and “think tank” and was its Managing Partner from February 2001 to July 2002. From January 1999 to February 2000, Mr. Barnum was Vice President/General Manager — International for eBay Inc, an online auction company. From June 1996 to September 1998, Mr. Barnum served as President and Chief Operating Officer of Pete’s Brewing Company, formerly the nation’s second largest brewer of craft beers. His beer background also includes four years with Miller Brewing Company (Miller), where he held several senior level marketing management appointments and where he ultimately launched and became General Manager of Miller’s specialty beer division. Prior to Miller, Mr. Barnum spent eight years in brand management with PepsiCo Inc., a food and beverage company, in its soft drink and snack divisions, both domestically and internationally. Mr. Barnum earned a Master’s in Business Administration from Columbia University and a Bachelor’s of Business Administration Degree from Pacific Lutheran University.

Continuing Directors

Jurgen Auerbach (37) — Director

Mr. Auerbach has been a director since May 2007. Mr. Auerbach served as the Chief Financial Officer of Ghirardelli Chocolate Company, a manufacturer of premium chocolates from May 2000 through June 2006. Prior to joining Ghirardelli, he served as the Corporate Controller of Lindt & Sprungli Group in Zurich, Switzerland. Mr. Auerbach earned his MBA equivalent degree in Finance and Business Management at the University of Zurich, Switzerland, and his Bachelor’s Degree equivalent degree at the Winterthur School of Business in Switzerland. Mr. Auerbach served on the boards of several business associations.

Kurt Dammeier (49) — Director

Mr. Dammeier has been a director since June 1999 and also served as our Chairman of the Board from December 1999 until May 2001. Mr. Dammeier is a private investor and sole manager of Sugar Mountain Capital, LLC, an investment company. Mr. Dammeier was President and Chief Executive Officer of Quebecor Integrated Media, an information services company. Mr. Dammeier earned a Bachelor’s Degree from Washington State University.

Helen Rockey (52) — Director

Ms. Rockey has been a director since November 2006. Ms. Rockey is Vice Chair of Sababa Group Inc, an international toy and game company. Ms. Rockey was previously the Chief Executive Officer of Front Porch Classics, a privately-owned Seattle-based company that develops, manufacture and markets family, classic and coffee table games. Prior to that time, Ms. Rockey founded Wildbleutm, a privately-owned company that designs and sells sleepwear, where she also currently serves as a board member. She previously held CEO positions at athletic footwear retailer, Just for Feet, and worldwide athletic footwear and apparel company, Brooks Sports. She also served six years as a director of the Federal Reserve Board of San Francisco, Seattle Branch. Ms. Rockey received her Bachelor’s degree in Economics, and her Master’s Degree in Business Administration, both from the University of Washington, and serves on the school’s advisory board.

David Rostov (42) — Director

Mr. Rostov has been a director since February 2007. Mr. Rostov currently serves as CEO of Lighthouse Document Technologies. Prior to that time, Mr. Rostov served as the Chief Financial Officer of InfoSpace, Inc. between 2003 and 2006. Prior to that, he was the Chief Financial Officer of Apex Learning Inc., and previously served as the Chief Financial Officer of drugstore.com, inc. and Nextel International, Inc. Mr. Rostov received his Bachelor’s Degree in Economics from Oberlin College, and his Master’s Degree in Business Administration and Master’s Degree in Public Policy from the University of Chicago.

Scott Svenson (42) — Director

Mr. Svenson has been a director since August 2001. Since January 2002, Mr. Svenson has been Chairman and Managing Partner of The Sienna Group, a private investment group based in Seattle and London. From February 1999 to October 1999, Mr. Svenson was President of Starbucks Europe, a retail coffee company, during which time he authored its European Strategic Plan, and from May 1998 to February 1999 was President of Starbucks UK. In 1994 Mr. Svenson co-founded Seattle Coffee Company, the first gourmet coffee retailer and wholesaler in the United Kingdom, which he built to over 70 locations before selling the company to Starbucks in early 1998. Mr. Svenson previously served as Deputy Chief Executive of CrestaCare plc, the third largest long-term healthcare provider in the UK and as an advisor to high growth, middle market companies with Apax Partners and Drexel Burnham Lambert, investment banking firms. Mr. Svenson earned a Bachelor’s Degree from Harvard University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The Company works towards operating within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board periodically reviews Pyramid’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”), related SEC rules and the listing standards of Nasdaq.

You can access our current Audit and Compensation Committee charters, Code of Ethics for Senior Financial Officers and Code of Conduct for Officers, Directors and Employees by visiting the Company’s Website and clicking on the Investor Relations link within the “About Pyramid” section on the Company’s home page (www.pyramidbrew.com), or by writing to: Pyramid Breweries Inc., c/o the Corporate Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134.

Independence of the Board of Directors

The Board has analyzed the independence of each director and nominee in accordance with the Nasdaq rules and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” required by Nasdaq, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. Based on these standards, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder:

Jurgen Auerbach	Helen Rockey
Kurt Dammeier	David Rostov
George Hancock	Scott Svenson

In addition, based on such standards, the Board determined that Scott Barnum, our President and Chief Executive Officer is not an independent director. George Hancock, who served as our interim Chief Executive Officer from February 2004 to August 2004, became an independent director effective August 2007, on the third anniversary of the termination of his service as an executive officer of the Company.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, Vice President of Finance and Chief Accounting Officer and persons performing similar functions. We have also adopted a Code of Conduct applicable to all employees, officers and directors. These codes are posted on our website. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our website.

Shareholder Communications with the Board of Directors

Shareholders may contact our Board of Directors as a group or individually by mail directed to the Chairman of the Board of Directors, c/o Corporate Secretary, at 91 South Royal Brougham Way, Seattle, WA 98134. Shareholder communications received by the Corporate Secretary will be promptly forwarded to the specified director or to the full Board of Directors, as applicable. Shareholders should clearly specify in each communication the name of the individual director or group of directors (such as “Independent Directors”) to whom the communication is addressed. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2009 Annual Meeting of Shareholders should follow the procedures specified under the section “Shareholder Proposals” below.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Attendance

The Board of Directors met seven times during 2007. Each of the Company’s current directors attended at least 75% of the aggregate number of Board meetings and Board committee meetings of which he or she was a member. The Company does not have a specific policy regarding director attendance at the annual meeting of shareholders; however, all directors are encouraged to attend if available. Mr. Hancock, Mr. Auerbach, Mr. Barnum, Mr. Dammeier, Ms. Rockey, Mr. Rostov and Mr. Svenson were present at the 2007 Annual Meeting. The Board of Directors has established, among others, an Audit Committee and Compensation Committee.

Committee Memberships

Audit Committee	Compensation Committee
David Rostov (Chair)	Helen Rockey (Chair)
Jurgen Auerbach	Kurt Dammeier
Scott Svenson	George Hancock

Audit Committee

The Audit Committee, governed by its charter, represents and assists the Board of Directors in fulfilling its oversight responsibility relating to the quality and integrity of the Company’s corporate accounting and financial reporting practices. Each current member of the Audit Committee is independent within the meaning of the Nasdaq Marketplace Rules. Additionally, each Audit Committee member is “financially sophisticated” under applicable Nasdaq rules. The Board of Directors has determined that each member serving on the Audit Committee meets the definition of “financial expert,” within the meaning of applicable SEC rules. The Audit Committee met seven times during 2007.

The Audit Committee is responsible for the oversight of the quality and integrity of Pyramid’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of independent auditors to perform audit and non-audit services and related fees;

•	meet independently with management and the independent auditors to review and discuss the financial statements and financial disclosure;

•	review the integrity of financial reporting process;

•	review and approve related persons transactions; and

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters.

Compensation Committee

The Compensation Committee (“the Committee”), governed by its charter, reviews the performance of the Company’s Chief Executive Officer (“CEO”) and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity-based incentives. In determining the CEO and executive officer compensation, the Committee evaluates several performance factors, including the Company’s financial results and levels of compensation of the Company’s peers, and recommends to the Board salaries and bonuses for the Company’s executive officers. The Committee is also responsible for administering the Company’s equity incentive plans. Each current member of the Committee is independent within the meaning of the Nasdaq Marketplace Rules. The Committee met nine times in 2007.

Director Nomination Procedures

The Board of Directors does not currently have a standing nominating committee or a charter since the relatively small size of the Board allows for the entire Board to carry out nominating responsibilities. A majority of our independent directors must recommend nominees for selection by the entire Board. The Board has established Director Selection Guidelines for guidance in determining and identifying Director qualification requirements, Board composition criteria and the procedure for the selection of new Directors. Director selection guidelines can be obtained by writing the Company, c/o The Corporate Secretary. In accordance with the Director Selection Guidelines, the Board of Directors will review the following considerations, among others, in its evaluation of candidates for Board of Director nomination: personal and professional ethics training; commitment to fulfill the duties of the Board of Directors; commitment to understanding the Company’s business; commitment to engage in activities in the best interests of the Company; independence; diversity; industry knowledge and contacts; financial or accounting expertise; leadership qualities; public company board of director and committee experience; and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered.

The Board of Directors will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Board of Directors, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information outlined in the Director Selection Guidelines. The Board will review shareholder-recommended nominees based on the same criteria as its own nominees. Shareholders who intend to nominate a director for election at the 2009 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals.” To date, the Company has not received any recommendations from shareholders requesting that the Board consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement.

COMPENSATION OF DIRECTORS

Directors receive compensation in the form of cash and, as applicable, awards in the form of common stock or stock options. The Company does not pay directors who are also employees of the Company additional compensation for their service as directors. We review the level of compensation of our directors on a periodic basis. To determine the appropriate level of compensation for our directors, we obtain information from a number of different sources, including publicly available data describing director compensation in peer companies and information obtained directly from other companies.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s non-employee directors. Mr. Barnum is not included in the table as he is an employee of the Company. The footnotes to the table describe the details of each form of compensation paid to directors.

2007 Director Compensation Table

	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)

Jurgen Auerbach(5)	$13,125	$9,998	$7,382	$—	$30,505
Kurt Dammeier	23,125	—	7,382	—	30,507
George Hancock	30,500	—	7,382	11,001	48,883
Helen Rockey	20,668	9,998	7,382	—	38,048
David Rostov(6)	30,113	—	7,382	—	37,495
Scott Svenson	23,000	—	7,382	—	30,382

(1)	Includes the annual retainer paid to directors of $10,000, additional retainer paid to the Chairman of the Board and respective Committee Chairs, and per meeting attendance fees.

(2)	Represents the value of the stock received by Mr. Auerbach and Ms. Rockey in lieu of the annual director retainer.

(3)	Represents the proportionate amount of the total fair value of the stock awards recognized by Pyramid as an expense for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The amounts expensed and the assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s financial statements, which are included in its Annual Report on Form 10-K (“10-K Report”).

As of December 31, 2007, each director held in the aggregate outstanding stock options to purchase shares of Pyramid as follows: Mr. Auerbach 5,000 shares; Mr. Dammeier 30,000 shares; Mr. Hancock 35,000 shares; Ms. Rockey 5,000 shares; Mr. Rostov 5,000 shares and Mr. Svenson 30,000 shares.

(4)	Includes amounts paid to Mr. Hancock as follows: $10,452 in medical insurance benefit and $549 for product donations received in 2007.

(5)	Reflects fees paid to Mr. Auerbach since joining the Board in May 2007.

(6)	Reflects fees paid to Mr. Rostov since joining the Board in February 2007.

Narrative to Director Compensation Table

Director Compensation

Pursuant to the Directors Compensation Plan, each non-employee director receives a fee of $1,500 for each Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee meeting attended. All other committee meetings and so called “short meetings” of the full board (generally a telephonic call under one hour) shall be compensated at $500 per meeting. In addition, each non-employee director receives $10,000 as an annual retainer payable immediately following each annual meeting in common stock or cash at the director’s choice. Shares of common stock payable to directors as annual compensation are valued at the closing price of our common stock on NASDAQ on the date of such annual meeting.

The Chairman of the Board receives an additional $10,000 annual compensation, the Chairman of the Audit Committee receives an additional $5,000 annual compensation and all other committee chairs receive an additional $2,500 annual compensation, which are paid quarterly. A director asked to perform specific functions outside the usual and customary duties of a director will be compensated $1,000 per day. All directors are reimbursed for out-of-pocket expenses incurred attending Board meetings.

Non-employee directors also participate in the Non-Employee Director Stock Option Plan (“Director Stock Option Plan”). Each non-employee director immediately following the Annual Meeting of Shareholders automatically receives an option grant to purchase 5,000 shares of common stock so long as shares of common stock remain available under the Director Stock Option Plan. The exercise price of each option is the closing price of the common stock on NASDAQ on the date of the annual meeting and is fully vested and exercisable as of that date. Each option expires ten years after the date of grant or one year after the cessation of service of the recipient director. During 2007, options to purchase 35,000 shares of common stock were granted under the Director Stock Option Plan: 5,000 shares each to Mr. Hancock, Mr. Andrews, Mr. Auerbach, Mr. Dammeier, Ms. Rockey, Mr. Rostov and Mr. Svenson.

MANAGEMENT

Executive Officers who are not Directors

The following sets forth information with respect to the executive officers who are not directors or nominees for director of the Company. All executive officers serve at the discretion of the Board.

Michael O’Brien (41) — Chief Financial Officer, Vice President of Finance, and Secretary

Mr. O’Brien was appointed Chief Financial Officer, Vice President of Finance, and Secretary in September 2006. Mr. O’Brien was formerly the Chief Financial Officer of Seattle-based Medisystems Corporation, which designs manufactures, imports and distributes medical device products. Prior to that, from 1999 to 2002, Mr. O’Brien held positions of Corporate Controller and Chief Financial Officer of Flow International Corporation, which develops and manufacturers ultrahigh-pressure waterjet technology, and provides robotics and assembly equipment. He began his financial career with KPMG. Mr. O’Brien is a Certified Public Accountant and holds a Bachelor’s Degree in Administration from Western Washington University and a Master’s degree of Business Administration from Seattle University.

Mark House (49) — Vice President — Operations

Mr. House has been Vice President — Operations since March 2008. Mr. House is responsible for directing the operational performance of the two full production breweries, the five alehouse restaurants and the three small batch brewing facilities at our alehouse restaurants. Mr. House had been Vice President — Brewery Operations since July 2001, responsible for directing the performance of the two full production breweries and three small batch brewing facilities at our alehouse restaurants, as well as purchasing, transportation, product development, forecasting, and facility issues. Mr. House had been Director of Corporate Operations since 1999, responsible for quality assurance, product development, forecasting and distribution. He joined the Company in 1996 as Manager of Distribution/Production. Prior to joining the Company, Mr. House had 14 years of brewing industry experience with the G. Heileman Brewing Co. (Heileman). As Distribution Manager for Heileman, Mr. House was responsible for warehousing/distribution, production planning, and customer service for both the Rainier Brewery in Seattle, Washington and Henry Weinhards Brewery in Portland, Oregon. Mr. House earned a Bachelor’s Degree from Washington State University.

Tim McGettigan (39) — Vice President – Sales

Mr. McGettigan was appointed Vice President of Sales in December 2007. Mr. McGettigan is responsible for directing all sales, account management, distribution and market development activities to ensure long term profitable growth. Mr. McGettigan had been the Company’s Regional Sales Director of the South since October 2006, responsible for managing the Southwest and Eastern Regions. He joined the Company in 1995 as Regional Sales Manager for the Southwest Region. Prior to joining the Company, Mr. McGettigan had four years with Heublein Inc., responsible for managing its wine and spirit portfolio in California. Mr. McGettigan earned a Bachelor’s Degree from the University of California, Santa Barbara and a Master’s degree of Business Administration from the University of Phoenix.

EXECUTIVE COMPENSATION

The following table shows compensation paid or accrued for our named executive officers for the fiscal year ended December 31, 2007. Named executive officers include the Chief Executive Officer and the two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year. One additional executive officer was included as a named executive officer who was not serving as an executive officer at the end of the last completed fiscal year.

Summary Compensation Table

					Stock		Option		All Other
					Awards		Awards		Compensation		Total
Name and Principal Position	Year	Salary ($)		Bonus ($)	($)(1)		($)(2)		($)(3)		($)

Scott Barnum	2007	$225,009		$—	$29,849	(4)	$—		$77,304	(5)	$332,162
President and Chief Executive Officer	2006	129,789	(6)	44,000	4,999	(7)	12,850	(8)	31,414	(5)	223,052
Michael O’Brien	2007	164,616		—	13,478	(4)	5,218	(9)	1,532	(10)	184,844
Chief Financial Officer and Vice President of Finance	2006	36,923		16,000	—		—		—		52,923
Patrick Coll*	2007	138,988		16,800	10,861	(4)	—		4,659	(10)	171,308
Vice President, Alehouse Operations	2006	133,344		21,698	—		—		6,715	(10)	161,757
Gary McGrath**	2007	166,997		—	13,367	(11)	—		112,014	(12)	292,378
Vice President, Sales	2006	158,477		45,007	—		—		9,959	(10)	213,443

*	Resigned in March 2008.

**	Resigned in December 2007.

(1)	Represents the proportionate amount of the total fair value of the restricted stock awards recognized as an expense for financial accounting purposes which may include amounts from awards made in and prior to the years shown, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The amounts expensed and the assumptions used in determining the grant date fair values of these awards are set forth in the notes to our financial statements, which are included in the 10-K Report.

(2)	Represents the proportionate amount of the total fair value of the stock option awards recognized as an expense for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The amounts expensed and the assumptions used in determining the grant date fair values of these awards are set forth in the notes to our financial statements, which are included in the 10-K Report.

(3)	Does not include amounts attributable to miscellaneous benefits or perquisites received by executive officers (with the exception of Mr. Barnum whose benefits and perquisites are itemized separately). The costs to the Company of providing such benefits to any one of these executive officers during the year ended did not exceed $10,000 in the aggregate.

(4)	Includes time-based restricted stock issued on January 1, 2007 that vest equally in 20% installments, beginning January 1, 2008, and on the next four anniversaries of that date as follows: Mr. Barnum 50,000 shares, Mr. O’Brien 20,000 shares and Mr. Coll 20,000 shares. Also includes performance-based restricted stock issued on January 1, 2007 that vested 100% on January 1, 2008 as follows: Mr. Barnum 7,000 shares and Mr. Coll 4,000 shares.

(5)	2007 amounts primarily include payments to Mr. Barnum relating to commuting between his home in California and our Corporate office in Washington of $12,952 for rental car and gas, apartment rental of $38,220, and $14,395 for airfare. In addition, Mr. Barnum received $7,475 for car allowance and $4,262 of contributions paid by Pyramid under the Company’s 401(k) plan to Mr. Barnum. 2006 amounts include payments to Mr. Barnum of $3,450 for car allowance, and costs for commuting of $5,325 for rental car and gas, apartment rental of $15,081, and $7,558 for airfare.

(6)	Includes $28,251 in director related fees paid to Mr. Barnum in 2006 prior to becoming the President and Chief Executive Officer of the Company effective June 30, 2006.

(7)	Represents the dollar value of the stock received by Mr. Barnum for half of his annual retainer as a director, the remainder of which was paid in cash and is included in the Salary column.

(8)	Mr. Barnum was granted an option to purchase 5,000 shares of Pyramid’s common stock under the Non-Employee Director Stock Option Plan in 2006, prior to Mr. Barnum becoming the President and Chief Executive Officer of the Company.

(9)	On November 1, 2007, pursuant to an amended employment agreement as detailed below, Mr. O’Brien was granted an option to purchase 100,000 shares of Pyramid’s common stock that will vest over four years; 25% on November 1, 2008, and the remaining vesting monthly in 1/36th increments following November 1, 2008.

(10)	Represents contributions paid by Pyramid under the Company’s 401(k) plan to Mr. O’Brien, Mr. Coll and Mr. McGrath.

(11)	Mr. McGrath received 15,934 shares of previously granted restricted stock with removal of restrictions effective upon resignation. Of the 15,934 shares issued, 4,214 shares were withheld by the Company to satisfy tax obligations. Mr. McGrath forfeited 8,066 unvested restricted stock shares when he resigned. The intrinsic value of the unvested awards forfeited upon resignation was $17,745 based on the closing price of our common stock on December 28, 2007.

(12)	In connection with Mr. McGrath’s resignation, and under the terms of his Separation Agreement and Release, he is entitled to receive $85,613 representing six months’ salary, payable bi-weekly over six months; and is entitled to receive health benefits from December 28, 2007 through June 27, 2008 valued at $4,750. In addition, the amount listed in the All Other Compensation column includes $8,480 of contributions paid by Pyramid under the Company’s 401(k) plan to Mr. McGrath, and $13,171 paid to Mr. McGrath for vacation earned but not used prior to termination.

Narrative to Summary Compensation Table and Additional Disclosure

Employment Contracts and Potential Payments Upon Termination

Scott Barnum Employment Agreement. We entered into an employment agreement with Mr. Barnum dated November 9, 2006 as the President and Chief Executive Officer of the Company. The agreement was effective June 30, 2006, the date that Mr. Barnum was appointed President and Chief Executive Officer by the Board. Mr. Barnum’s employment agreement provides an annual base salary of $227,040 in 2007, a car allowance, and reasonable commuting expenses between California and Washington. Mr. Barnum also may receive a personal performance bonus of up to 40% of his base salary based on meeting certain financial targets and objectives in accordance with the Officer Incentive Compensation Plan ( “OICP”) in effect. These financial targets and objectives were not achieved for the year ended December 31, 2007.

In addition, on January 1, 2007, Mr. Barnum received a restricted stock award for 50,000 shares of the Company stock pursuant to the terms of his employment agreement. The award shares are subject to forfeiture in the event Mr. Barnum’s employment is terminated prior to vesting, and vest equally in 20% installments, beginning January 1, 2008, and on the next four anniversaries of that date.

Mr. Barnum also received an annual performance restricted stock award for 7,000 shares effective January 1, 2007, to vest effective on the first anniversary of that date, which was awarded upon the filing of the December 31, 2006 10-K Report, based on the Company’s achievement of certain performance goals. Mr. Barnum was eligible for, but did not receive, an additional annual performance award on January 1, 2008 upon the filing of the December 31, 2007 10-K Report, as the Company did not achieve specified performance goals in 2007.

Mr. Barnum has the opportunity to receive additional annual performance awards for 49,000 shares, 14,000 shares upon the filing of each 10-K Report for the fiscal years 2008 — 2010, and an additional 7,000 shares upon the filing of the June 30, 2011 Form 10-Q Report, each of which will be based on the Company’s achievement of certain performance goals. The restricted stock awards will be subject to forfeiture restrictions that will lapse on the first anniversary of the date of issuance.

Scott Barnum Potential Payments Upon Termination. If Mr. Barnum’s employment is terminated without cause, he will receive his annual base salary for a period of six months following the date of such termination, plus any incentive compensation bonuses for which he is eligible under the applicable plans, and medical benefits for a six month period following the date of such termination.

In addition if Mr. Barnum’s employment is terminated by the Company without cause or by Mr. Barnum for good reason (as defined in his employment agreement), or as a result of Mr. Barnum’s death or disability, Mr. Barnum will be issued the relevant annual restricted stock award and annual performance award, in the case of the annual performance award as if the relevant annual performance goal had been reached, prorated to the date his employment is terminated and granted as of the date his employment is terminated. In addition, forfeiture restrictions will lapse on an accelerated basis under certain circumstances in the event of a Company transaction or change in control as provided in the 2004 Plan, as described below.

Michael O’Brien Employment Agreement. We entered into an employment agreement dated September 25, 2006 with Mr. O’Brien as the Chief Financial Officer and Vice President of Finance of the Company. Mr. O’Brien’s employment agreement provided for an annual base salary of $166,000 in 2007 plus a car allowance.

We entered into an amended employment agreement dated October 17, 2007 with Mr. O’Brien. Under the terms of his amended employment agreement, Mr. O’Brien’s salary increased from $166,000 to $185,000 per year effective March 1, 2008. In addition, effective November 1, 2007, Mr. O’Brien was granted an option to purchase 100,000 shares of Pyramid’s common stock that will vest over four years; 25% on November 1, 2008, and the remaining vesting monthly in 1/36th increments following November 1, 2008.

Mr. O’Brien may receive a personal performance bonus of up to 40% of his respective base salary based on meeting certain financial targets and objectives in accordance with the OICP in effect. These financial targets and objectives were not achieved for the year ended December 31, 2007.

In addition, on January 1, 2007, Mr. O’Brien received a restricted stock award for 20,000 shares of the Company stock pursuant to the terms of his employment agreement. The award shares are subject to forfeiture in the event Mr. O’Brien’s employment is terminated prior to vesting, and vest equally in 20% installments, beginning January 1, 2008, and on the next four anniversaries of that date.

Mr. O’Brien was eligible for, but did not receive, an additional annual performance award effective January 1, 2008 upon the filing of the December 31, 2007 10-K Report, as the Company did not achieve specified performance goals in 2007.

Mr. O’Brien also has the opportunity to receive annual performance awards for an additional 16,000 shares to be granted in increments of 4,000 shares on the filing of each 10-K Report for the years ended 2008 — 2011, each of which will be based on the Company’s achievement of certain performance goals.

Michael O’Brien Potential Payments Upon Termination. If Mr. O’Brien’s employment is terminated without cause any time after October 17, 2007 (the date of his revised employment agreement), he will receive his annual base salary for a period of six months following the date of such termination, plus any incentive compensation bonuses for which he is eligible under the applicable plans, and medical benefits for a six month period following the date of such termination.

In addition if Mr. O’Brien’s employment is terminated by the Company without cause or by Mr. O’Brien for good reason (as defined in his employment agreement), or as a result of Mr. O’Brien’s death or disability, Mr. O’Brien will be issued the relevant annual restricted stock award and annual performance award, in the case of the annual performance award as if the relevant annual performance goal had been reached, prorated to the date his employment is terminated and granted as of the date his employment is terminated. In addition, forfeiture restriction will lapse on an accelerated basis under certain circumstances in the event of a Company transaction or change in control as provided in the 2004 Plan, as described in below.

Patrick Coll Employment Agreement. Mr. Coll’s employment agreement provided for an annual base salary of $140,000 in 2007, plus a car allowance. Mr. Coll was eligible to receive an annual bonus of up to 40% of his base salary based on meeting certain financial targets and objectives in accordance with the OICP in effect and received $16,800 in conjunction with achieving certain financial targets and objectives for the year ended December 31, 2007.

In addition, on January 1, 2007, Mr. Coll received a restricted stock award for 20,000 shares of Company common stock pursuant to the terms of his employment agreement. The award shares were subject to forfeiture in the event Mr. Coll’s employment was terminated prior to vesting, and vest equally in 20% installments, beginning January 1, 2008, and on the next four anniversaries of that date.

Mr. Coll also received an annual performance restricted stock award for 4,000 shares effective January 1, 2007, that vested effective on the first anniversary of that date, which was awarded upon the filing of the December 31,

2006 10-K Report based on the Company’s achievement of certain performance goals. Mr. Coll was eligible for, but did not receive, an additional annual performance award on January 1, 2008 upon the filing of the December 31, 2007 10-K Report, as the Company did not achieve specified performance goals in 2007.

Patrick Coll Payments in 2008 Upon Termination. Mr. Coll resigned as the Company’s Vice President — Alehouse Operations effective March 7, 2008. In connection with his resignation and under a Separation Agreement and Release between Mr. Coll and Pyramid dated March 5, 2008, Mr. Coll received six months’ salary and health benefits payable in bi-weekly increments, and the accelerated lapse of forfeiture restrictions on a previously granted restricted stock award for 9,464 shares. Of the 9,464 shares issued, 4,045 shares were withheld for tax obligations by the Company. The remaining 6,536 shares of the 24,000 shares initially granted on January 1, 2007 were forfeited by Mr. Coll upon termination.

Gary McGrath Employment Agreement. Mr. McGrath’s employment agreement provided for an annual base salary of $171,225 in 2007, plus a car allowance. Mr. McGrath was eligible to receive an annual bonus of up to 40% of his base salary based on meeting certain financial targets and objectives in accordance with the OICP in effect. These financial targets and objectives were not achieved for the year ended December 31, 2007.

In addition, on January 1, 2007, Mr. McGrath received a restricted stock award for 20,000 shares of Company common stock pursuant to the terms of his employment agreement. The award shares were subject to forfeiture in the event Mr. Coll’s employment was terminated prior to vesting, and vest equally in 20% installments, beginning January 1, 2008, and on the next four anniversaries of that date.

Mr. McGrath also received an annual performance restricted stock award for 4,000 shares effective January 1, 2007, that vested effective on the first anniversary of that date, which was awarded upon the filing of the December 31, 2006 10-K Report based on the Company’s achievement of certain performance goals.

Gary McGrath Payments in 2007 Upon Termination. Effective December 28, 2007, Mr. McGrath resigned as the Company’s Vice President — Sales. In connection with his resignation and under a Separation Agreement and Release between Mr. McGrath and Pyramid dated November 29, 2007, Mr. McGrath received six months’ salary and health benefits payable in bi-weekly increments, and the accelerated lapse of forfeiture restrictions on a previously granted restricted stock award for 15,934 shares. Of the 15,934 shares issued, 4,214 shares were withheld for tax obligations by the Company. The remaining 8,066 shares of the 24,000 shares initially granted on January 1, 2007 were forfeited by Mr. McGrath upon termination. The total severance amounts paid under Mr. McGrath’s Separation Agreement and Release are detailed in the “Summary Compensation Table.”

Cash Bonus Programs

At the beginning of each year, the Committee adopts an OICP for that fiscal year that consists of two bonus programs: an annual incentive plan award (“AI”) and an annual Performance Incentive Plan (“PIP”) bonus. The Committee also approves annual budgeted, total and adjusted performance targets for bonuses to be paid under the AI and PIP.

The AI provides for payment of a bonus to each executive officer equal to a fixed percentage of his or her annual base salary, based on the achievement of Company-wide and divisional performance goals. Each executive officer was eligible to receive an AI bonus of up to 40% of such officer’s annual base salary.

The PIP provides for payment of bonuses from a specified PIP incentive pool equal to 10% of the amount by which the achievement of the specified performance targets exceeds a “stretch” Company-wide performance target, allocated among the management team based on preset percentages.

2007 Payments. Our Vice President of Alehouse Operations received an AI bonus equal to 12% of his base salary, as one of his two division targets was met. The Company’s other named executive officers did not receive an AI bonus for 2007 as the corporate and remaining division performance targets were not met. Accordingly, the Company did not pay a PIP bonus during 2007.

2006 Payments. Our Chief Executive Officer and Chief Financial Officer received AI bonuses equal to 40% of their base salary (on a pro rata basis) as the corporate target was met. Our Vice President — Sales received an AI bonus equal to 28% of his base salary, as the corporate target was met, but only one of his divisional targets were met. Our Vice President — Alehouse Operations received an AI Bonus equal to 16% of his base salary, as the corporate target was met, but his divisional targets were not met. The Company did not pay a PIP bonus to executives during 2006 because, although the Company met the company-wide target for the AI bonus, it did not exceed the “stretch” target established for payment of the PIP bonus.

Long-Term Equity Incentive Compensation

The Compensation Committee administers the Company’s equity incentive plans, including the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s shareholders at the annual shareholder meeting in 2004, under which the Compensation Committee may grant equity or cash-based awards to the Company’s executive officers, including incentive and non-qualified stock options, restricted stock awards, stock appreciation rights and performance awards. Stock options under the 2004 Plan expire ten years from the date of grant, and must have an exercise price of not less than the fair market value of Pyramid stock at the time of grant, as determined by the Board of Directors or the Compensation Committee. Restricted stock awards are generally subject to forfeiture over a vesting period established by the Compensation Committee.

The Company’s executive officers were also eligible to participate in the Company’s Employee Stock Purchase Plan (“the Purchase Plan”). However, the Company suspended the Purchase Plan, after fourth quarter 2006 purchases, in January 2007.

Potential Payments Upon Acquisition or Change in Control

Our Board of Directors determined to provide the change of control arrangements summarized below in order to mitigate some of the risk that exists for executives working for a company in an industry that is undergoing significant change. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of an acquisition of Pyramid, particularly where the services of these executive officers may not be required by the acquirer.

OICP. The OICP includes an Alternative Incentive Compensation Plan (“AICP”) bonus payable upon a change of control. The AICP will replace the PIP if the Company is acquired, sold or merged with another entity resulting in a change of control of the Company. If the transaction results in a net return to shareholders in excess of a minimum target level established under the AICP, an AICP incentive bonus pool will be created to reward the executive officers. The amount of the AICP bonus pool will be established based on achievement of specified levels of net return to shareholders with a maximum bonus pool of $2.5 million. The AICP bonus will be paid in cash at the close of the transaction. The AICP bonus pool is allocated as follows: 27% to the Chief Executive Officer; 15% to each of four Vice Presidents; and 13% unallocated to be distributed at the Committee’s discretion. If a participating executive officer has been employed by the Company for less than two years as of the date of the transaction, any severance payments due that executive officer under existing severance agreement will be deducted from that executive officer’s AICP bonus. Any executive officers terminated without cause within six months prior to the transaction may participate fully in the AICP.

2004 Plan. Under the 2004 Plan, to maintain all of the participants’ rights in the event of an acquisition that is not a change in control or a related party transaction (as those terms are defined in the 2004 Plan), unless the Compensation Committee determines otherwise at the time of grant with respect to a particular award or elects to cash out awards:

•	all outstanding awards become fully and immediately exercisable, and any restrictions or forfeiture provisions lapse, immediately prior to the company transaction, unless such awards are converted, assumed, or replaced by the successor company; and

•	performance awards earned and outstanding become payable in full at target levels and deferrals or other restrictions not waived by the Compensation Committee shall remain in effect.

In addition, under the 2004 Plan, to maintain all of the participants’ rights in the event of a change in control, unless the Compensation Committee determines otherwise with respect to a particular award:

•	any options and stock appreciation rights shall become fully exercisable and vested to the full extent of the original grant;

•	any restrictions and deferral limitations applicable to any restricted stock or stock units shall lapse;

•	all performance shares and performance units shall be considered to be earned and payable in full at target levels, and any deferral or other restriction shall lapse and such performance stock and performance units shall be immediately settled or distributed;

•	any restrictions and deferral limitations and other conditions applicable to any other awards shall lapse, and such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant; and

•	for a period of 60 days following such change of control, each holder of a stock option or restricted stock award will be entitled to cash out such award for an amount per share equal to the change of control price per share less the exercise price per share.

The following table sets forth information concerning outstanding stock options and unvested stock awards held by each of the named executive officers at December 31, 2007.

2007 Outstanding Equity Awards at Fiscal Year-End

		Option Awards						Stock Awards
		Number of		Number of					Market
		Securities		Securities					Value of
		Underlying		Underlying					Shares of
Name		Unexercised		Unexercised				Number of Shares of	Stock That
		Options		Options			Option	Stock That Have Not	Have Not
		(#)		(#)		Option Exercise Price	Expiration	Vested	Vested
	Grant Date	Exercisable		Unexercisable		($)	Date	(#)	($)(6)

Scott Barnum	05/03/2001	5,000	(1)	—		$2.67	05/03/2011	—	$ —
	05/02/2002	5,000	(1)	—		2.48	05/02/2012	—	—
	05/07/2003	5,000	(1)	—		3.10	05/07/2013	—	—
	05/24/2006	5,000	(1)	—		2.57	05/24/2016	—	—
	01/01/2007	—		—		—	—	50,000	122,500
	01/01/2007	—		—		—	—	7,000	17,150
Michael O’Brien	11/01/2007	—		100,000	(2)	2.98	11/01/2017	—
	01/01/2007	—		—		—	—	20,000	49,000
Patrick Coll	09/30/2002	33,333	(3)	—		2.19	09/30/2012	—	—
	09/30/2002	66,667	(4)	—		2.19	09/30/2012	—	—
	01/01/2007	—		—		—	—	20,000	49,000
	01/01/2007	—		—		—	—	4,000	9,800
Gary McGrath	10/25/1999	50,000	(5)	—		2.00	12/28/2008	—	—
	11/15/2000	100,000	(5)	—		2.00	12/28/2008	—	—
	03/11/2002	5,000	(4)	—		2.29	12/28/2008	—	—

(1)	These options were 100% vested at the grant date.

(2)	These options vest over four years; 25% on November 1, 2008, and the remaining vesting monthly in 1/36th increments following November 1, 2008.

(3)	These options vested in increments of 1/12th of the total number of shares on each monthly anniversary of the grant date.

(4)	These options vested in increments of 1/24th of the total number of shares on each monthly anniversary of the grant date.

(5)	These options vested in increments of 1/36th of the total number of shares on each monthly anniversary of the grant date.

(6)	The market value of shares that have not vested reflects a stock price of $2.45, the closing price of our stock on December 31, 2007, as reported by NASDAQ.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008, for (i) each person known to the Company to own beneficially more than 5% of the common stock, (ii) each of the Company’s directors and current executive officers, and (iii) all of the Company’s current executive officers and directors as a group. Except as otherwise noted and subject to any applicable community property laws, the named beneficial owner has sole voting and investment power.

Directors and Executive Officers

	Shares of
	Common Stock	Shares Subject	Percentage
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	to Options(3)	Ownership

George Hancock*	1,127,178	35,000	12.3%
Jurgen Auerbach*	15,154	5,000	0.2
Scott Barnum(4)*	121,767	20,000	1.3
Kurt Dammeier*	1,544,620	30,000	16.9
Helen Rockey*	8,154	5,000	0.1
David Rostov*	5,000	5,000	0.1
Scott Svenson(5)*	88,542	30,000	1.0
Mark House(6)	138,614	105,000	1.5
Tim McGettigan(6)	29,435	10,000	0.3
Michael O’Brien(6)	18,694	—	0.2
All current executive officers and directors as a group (10 persons)	3,097,158	245,000	33.8%

*	Denotes director of Pyramid

(1)	The address of each named shareholder is c/o Pyramid Breweries Inc., 91 South Brougham Way, Seattle, Washington 98134.

(2)	Includes shares of common stock subject to stock options or other convertible securities that are currently exercisable for or convertible into shares of our common stock, or that will be exercisable for or convertible into shares of our common stock within 60 days after March 31, 2008. Also includes restricted stock subject to periodic vesting for which the individual has voting rights. These securities are deemed to be outstanding and beneficially owned by the person holding such stock options or other convertible securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes options exercisable within 60 days after March 31, 2008.

(4)	Includes 44,767 shares held in a family trust where investment power shared with spouse, Deborah S. Barnum, as co-trustee and 40,000 shares of restricted stock that are subject to forfeiture restrictions that lapse as to 10,000 shares on January 1, 2009, and as to 10,000 shares on each successive January 1 until January 1, 2012.

(5)	Includes 55,000 shares held by The Sienna Group, an entity in which Mr. Svenson is the managing partner.

(6)	Includes 16,000 shares of restricted stock that are subject to forfeiture restrictions that lapse as to 4,000 shares on January 1, 2009, and as to 4,000 shares on each successive January 1 until January 1, 2012.

5%	Shareholders

	Shares of Common Stock Beneficially Owned(1)	Percentage Ownership

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	583,245	6.35%

(1)	Based on a Schedule 13G filed under the Exchange Act of 1934, Dimensional Fund Advisors LP, an investment advisor, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of Pyramid that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Pyramid held by the Funds; however, Dimensional disclaims beneficial ownership of such securities.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP has served as the Company’s independent registered public accounting firm since fiscal year 2004 and has been appointed by the Audit Committee for the audit of the financial statements for fiscal year 2008.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. However, upon the recommendation of the Audit Committee, the Board of Directors has determined to submit the selection of auditors to the shareholders for ratification. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Principal Accountant Fees and Services

The aggregate fees billed by Moss Adams LLP for the fiscal years ended December 31, 2007 and 2006 are as follows:

	2007	2006

Audit Fees(1)	$155,000	$124,000
Audit-Related Fees(2)	22,000	16,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$177,000	$140,000

(1)	Audit fees primarily included services for the audit of our annual consolidated financial statements, review of quarterly financial statements, consents and other services related to filings with the SEC.

(2)	Audit related fees primarily include fees incurred in conjunction with Sarbanes-Oxley.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

The Audit Committee is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be retained as the Company’s independent registered public accounting firm. As appropriate, the Audit Committee meets and consults with the Company’s management and independent registered public accounting firm to review and evaluate the Company’s financial statements and the disclosures contained in those statements and to monitor and oversee the Company’s internal control system, its accounting and financial reporting process, its independent audit function and its compliance with applicable laws and regulations.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors, and are not responsible for conducting reviews of auditing or accounting procedures, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and with the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and by the final rules implementing the provisions of Section 204 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has also received the letter, which includes the written disclosures from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Audit Committee Members

David Rostov (Chair)  Jurgen Auerbach  Scott Svenson

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with our Code of Conduct for Officers, Directors and Employees of Pyramid and our Code of Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company.

Therefore, transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company, or their immediate family) are approved by the Audit Committee, in accordance with the policies and procedures set forth in the policy governing “related persons transactions” adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires reports relating to the stock ownership of the Company’s directors, executive officers and beneficial owners of more than 10% of any equity security of the Company to be filed with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that the required Section 16(a) reports during fiscal 2007 for our directors and executive officers were timely filed, except a Form 4 filing for Mr. McGrath, a Form 4 filing for Michael O’Brien, each of which involved one transaction, and a Form 3 filing for Tim McGettigan which, due to an administrative oversight, were inadvertently filed late. All forms have subsequently been filed to report these shares.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company no later than December 29, 2008 by 5:00 p.m. Pacific Standard Time in order to be included in the proxy statement relating to the annual meeting. Proposals should be mailed to the Company, to the attention of the Corporate Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134. Receipt by the Company of a proposal from a shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2009 Annual Meeting of Shareholders, because there are other relevant requirements in the SEC’s proxy rules that must be met. In addition, if the Company receives notice of a shareholder proposal after March 14, 2009, the persons named as proxies in the proxy statement for the 2009 Annual Meeting will have discretionary voting authority to vote on such proposal at the 2009 Annual Meeting.

HOUSEHOLDING

The Company delivers a copy of its proxy materials to each shareholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying the company in writing no later than 30 days prior to the mailing of the proxy materials each year at the following address: Pyramid Breweries Inc., Corporate Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters, which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

By Order of the Board of Directors,

/s/  Michael R. O’Brien
Michael R. O’Brien
Secretary

DIRECTIONS TO
PYRAMID BREWERIES INC. ANNUAL MEETING OF SHAREHOLDERS

Pyramid Alehouse and Brewery 1201 1st Avenue South Seattle, WA 98134 206-682-8322
On-site Parking Available in the Front and Rear of the Building.

Via I-5 Northbound

•	Take exit 164B — 4th Avenue South

•	Take a right onto 4th Avenue South and continue one block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. You will see the Alehouse across 1st Avenue South on the left corner.

Via I-5 Southbound

•	Take exit 164 and follow the signs to 4th Avenue off-ramp

•	Take a right onto 4th Avenue South and continue 1 block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. You will see the Alehouse across 1st Avenue South on the left corner.

Via Highway 99 Northbound

•	Take the Seneca Street exit

•	Take a right onto 1st Avenue travel approximately 1 mile to intersection of 1st Avenue South and Royal Brougham Way. You can either go straight on 1st Avenue South and park in the front parking lot or make a right onto South Royal Brougham Way and park in the rear parking lot.

Via Highway 99 Southbound

•	Take the 1st Avenue South exit

•	Continue on 1st Avenue at the intersection of 1st Avenue South and Royal Brougham Way. You can either go straight on 1st Avenue South and park in the front parking lot or make a right onto South Royal Brougham Way and park in the rear parking lot.

Via I-90 Westbound

•	Follow I-90 to the 4th Avenue South exit (Freeway ends here)

•	Take a right onto 4th Avenue South and continue for one block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. You will see the Alehouse across 1st Avenue South on the left corner.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposals 1 and 2.		FOR	WITHHELD FOR ALL
Proposal 1.	Election of Directors Nominees:	☐	☐

To serve for a three-year term expiring 2011.

01	George Hancock
02	Scott Barnum

(Instruction: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below)

		FOR	AGAINST	ABSTAIN
Proposal 2.	Ratification of the Appointment of Moss Adams LLP as the Company’s Independent Registered Public Accountants	☐	☐	☐
With respect of the transaction of such other business as may properly come before the Meeting, Proxyholder, in his sole discretion, will vote the proxy as he may see fit. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.
Please mark, sign, date and return the proxy card
promptly using the enclosed envelope

Signature	Signature if held jointly	Date	, 2008

Please sign exactly as name appears.

▲  FOLD AND DETACH HERE  ▲

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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PYRAMID BREWERIES INC.
91 South Royal Brougham Way / Seattle, Washington 98134
For the Annual Meeting To Be Held Tuesday, May 27, 2008
      Revoking any such prior appointment, the undersigned, a shareholder of Pyramid Breweries Inc. hereby appoints David Rostov and Michael O’Brien and either of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Shareholders of said Corporation to be held at the Pyramid Alehouse, 1201 First Avenue South, Seattle, Washington on Tuesday, May 27, 2008 at 9:00 a.m. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the other side.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
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